OPHTHALMIC TECHNOLOGIES INC.

SHARE PURCHASE AGREEMENT

April 11, 2007

OPHTHALMIC TECHNOLOGIES INC

SHARE PURCHASE AGREEMENT

This Share Purchase Agreement (the “Agreement”) is made and entered into as of April 11, 2007, by and among Ophthalmic Technologies, Inc., an Ontario corporation (the “Company”); and Exegenics Inc., a Delaware corporation (the “Investor”).

Recitals

Whereas,	the Company has authorized the issuance from treasury of an aggregate of 67.94 common shares (the “Shares”); and

Whereas,	the Investor desires to purchase the Shares on the terms and conditions set forth herein; and

Whereas,	the Company desires to issue the Shares to Investor on the terms and conditions set forth herein.

Now Therefore, in consideration of the foregoing recitals and the mutual promises, representations, warranties, and covenants hereinafter set forth, the parties hereto agree as follows:

1.	Agreement to Sell and Purchase

1.1
Issuance and Purchase. Subject to the terms and conditions hereof, at the Closing (as hereinafter defined) the Company hereby agrees to issue to the Investor, and the Investor agrees to purchase from the Company, that number of common shares of the Company equivalent to, but not exceeding, one-third (1/3) of the Company’s issued and outstanding share capital, for an aggregate purchase price of US$5 million (the “Investment Amount”), constituting, at the Closing, 67.94 Shares at a purchase price of US $73,594.35 per Share.

1.2
Authorization of Shares. The Shares, when issued and allotted in accordance herewith: (a) will be duly authorized, validly issued, fully paid, non-assessable and free of pre-emptive or similar rights; (b) shall have the rights, preferences and privileges as set forth in the Articles of Incorporation of the Company attached hereto as Exhibit 1.2 (the “Articles”); and (c) will be free and clear of any liens, security interests or third party rights created by the Company.

1.3
Investor’s Proportion of Company Share Capital. As stated in Section 1.1 above, the Shares shall constitute on the Closing Date (as defined below), one-third (1/3) of the Company’s issued and outstanding share capital on a fully diluted basis, after giving effect to the consummation of all transactions contemplated at the Closing, subject to Section 1.4 below, and treating all options, warrants, convertible securities and rights to purchase securities of the Company, on an as-exercised and as-converted basis (“Fully Diluted Basis”), all as reflected in the Company’s capitalization table attached hereto as Exhibit 1.3.

1.4
Cancellation of Impugned Shareholder Shares. Notwithstanding Section 1.3 above, the Parties acknowledge that it is their present intention that for the purposes of resolving certain issues as between the Company and any Impugned Shareholders (as defined below) which will result in the purchase for cancellation (“Cancellation”) by the Company, of all or part of the share capital of the Company held by such Impugned Shareholders, that if, as a consequence of any such Cancellation, the shareholding of the Investor then exceeds one-third (1/3) of the share capital of the Company taken as a proportion to the holdings of the shareholders remaining after such Cancellation (the “Original Shareholders”, which term expressly excludes any Impugned Shareholder), then, in each such instance, the Investor shall sell, for nominal consideration, and the Original Shareholders shall purchase, in their Pro-Rata Proportions (as defined below), that number of the Shares held by the Investor necessary to adjust the proportionate shareholding of the Investor so that it constitutes only one-third (1/3) of the fully-diluted issued and outstanding share capital of the Company as at the date of each such Cancellation.

1.5
Financing of Cancellation. Subject to Section 1.7 below, in the event of any such Cancellation of Impugned Shareholder shareholdings as contemplated in Section 1.4 above, the Company shall pay only a nominal amount of the aggregate consideration payable in respect of all such Cancellations taken together. Any additional funds required, to the extent such required funds exceed nominal amounts, shall be borne by the Original Shareholders (as defined in Section 1.4) in their Pro-Rata Proportions, or in such proportions as the Original Shareholders may agree, in writing, as at the time of such Cancellation. Alternatively, and in the sole discretion of the Original Shareholders, where the Original Shareholders are required to bear the cost of any such Cancellation of Impugned Shareholder shareholdings, the Original Shareholders may elect instead to purchase such shareholdings from the Impugned Shareholder, at the transfer price determined under the relevant dispute settlement agreement, in their Pro-Rata Proportions, or in such proportions as the Original Shareholders may agree, in writing, as at the time of such purchase provided, however, that any such purchase shall not have the effect of reducing the proportionate shareholding of the Investor so that it constitutes less than one-third (1/3) of the fully-diluted issued and outstanding share capital of the Company as at the date of each such purchase.

1.6
Defined Terms. For the purposes of Sections 1.4 and 1.5 above, “Pro-Rata Proportion” means, with respect to any Original Shareholder as at the date of each such Cancellation, the percentage of Shares it owned directly or indirectly as at the Closing is of the total number of the issued and outstanding Shares of the Company as at the Closing time, without taking into account the shareholdings of any Impugned Shareholder. For greater certainty, the Pro-Rata Proportion with respect to any Original Shareholder will be the fraction that has as its numerator the total number of issued and outstanding Shares of the Company held by such Original Shareholder as at the Closing time and as its denominator the total number of all issued and outstanding Shares of the Company held by all Original Shareholders as at the Closing time. For the purposes Sections 1.4 and 1.5 above, “Impugned Shareholder” means each of Nidek Co. Ltd. (“Nidek”) and Jean-Paul Chaduc (“Chaduc”).

1.7
Special Provisions - Nidek Cancellation. Notwithstanding Section 1.5 above, the Parties acknowledge that it is their present intention that, for the purposes of financing a Cancellation of Nidek shares, the Company shall pay the purchase price of the shares up to the amount otherwise paid to the Company by Nidek as part of any settlement agreement. Any funds required in excess of this amount, to the extent such required funds exceed nominal amounts, shall be borne by the Original Shareholders in accordance with the provisions of Section 1.5 above.

2.	Closing, Registration and Payment

2.1
Closing. The closing of the sale and purchase of the Shares under this Agreement (the “Closing”) shall take place at 10:00 a.m. on April 11, 2007, at the Company's offices or at such other time or place as the Company and Investor may mutually agree (such date is hereinafter referred to as the “Closing Date”).

2.2	Transactions at Closing. At the Closing, the following transactions and actions shall be taken, and all such transactions and actions shall be deemed to take place simultaneously:

2.2.1  The Investor shall pay to the Company the sum of US $5 million, by way of wire or electronic transfer of immediately available funds to the Company’s bank account or by such other form of payment acceptable to the Company;

2.2.2  The Company shall issue to the Investor 67.94 Shares.

2.2.3  The Company shall further deliver to the Investor the following documents:

(a)  Validly executed share certificate, issued in the name of Exegenics Inc., and representing the Shares issued to the Investor at the Closing;

(b)  A copy of the resolutions of the Board of Directors of the Company, approving: (i) the execution, delivery and performance of this Agreement; and (ii) the issuance of the Shares to the Investor at the Closing, against and subject to payment of the Investment Amount;

(c)  Any other document or instrument to be provided by the Company reasonably necessary or expedient to give full effect to the sale and purchase of the Shares and otherwise to the consummation of all the transactions contemplated herein.

2.3
Conditions to Closing by the Investor. The obligations of the Investor to take any action required of it hereunder to be taken at the Closing are subject to the fulfillment at or before the Closing of the following conditions precedent, any one or more of which may be waived in whole or in part by the Investor in its sole discretion:

2.3.1  Representations and Warranties. The representations and warranties made by the Company in this Agreement shall have been true and correct in all material respects when made, and shall be true and correct in all material respects as of the Closing as if made on the date of the Closing.

2.3.2  Covenants. All covenants, agreements, and conditions contained in this Agreement to be performed or complied with by the Company prior to or at the Closing shall have been performed or complied with in all material respects, prior to or at the Closing.

2.3.3  Consents etc. The Company shall have secured all permits, consents, approvals, resolutions and authorizations that shall be necessary or required lawfully for the Company to consummate this Agreement and to issue the Shares to be purchased by the Investor at the Closing.

2.3.4  Delivery of Documents. All the documents to be delivered by the Company to the Investor at the Closing shall be in form and substance reasonably satisfactory to the Investor.

2.3.5  Proceedings and Documents. All corporate and other proceedings in connection with the transactions contemplated by this Agreement and all documents and instruments incident to such transactions shall be reasonably satisfactory in substance and form to the Investor, and the Investor shall have received all such counterpart originals or certified or other copies of such documents as the Investor may reasonably request.

2.3.6  No Judgment or Order. There shall not be on the date of the Closing any judgment or order of a court of competent jurisdiction or any ruling, regulation or order of any authority which would prohibit or have the effect of preventing consummation of the transactions contemplated by this Agreement.

2.4
Conditions to Closing by the Company. The obligations of the Company to take any action required of the Company hereunder to be taken at the Closing are subject to the fulfillment at or before the Closing of the following conditions, which conditions may be waived in whole or in part by the Company, and which waiver shall be at the sole discretion of the Company:

2.4.1  Covenants. All covenants, agreements and conditions contained in this Agreement to be performed, or complied with, by the Investor prior to or at the Closing shall have been performed or complied with by the Investor prior to or at the Closing.

2.4.2  Representations and Warranties. The representations and warranties made by the Investor in this Agreement shall have been true and correct when made, and shall be true and correct as of the date of the Closing.

2.4.3  Consents, etc. The Company shall have secured all consents and approvals, as provided in Section 2.3.3 above.

2.4.4  No Judgment or Order. There shall not be on the date of the Closing any judgment or order of a court of competent jurisdiction or any ruling, regulation or order of any authority which would prohibit or have the effect of preventing consummation of the transactions contemplated by this Agreement.

3.	Representations and Warranties of the Company

Except as set forth on a Schedule of Exceptions delivered by the Company to the Investor at the Closing, which is attached hereto as Exhibit 3, the Company hereby represents and warrants to the Investor as of the date of this Agreement as set forth below.

3.1
Organization, and Qualification. The Company is a Company duly organized and validly existing under the laws of Ontario, Canada. The Company has all requisite corporate power and authority to own and operate its properties and assets, to issue and sell the Shares, and to carry out the provisions of this Agreement and to carry on its business as presently conducted.

3.2	Subsidiaries. The Company does not own or control any equity security or other interest of any other corporation, limited partnership or other business entity.

3.3	Capitalization; Voting Rights.

(a)	The authorized share capital of the Company, immediately prior to the Closing, consists of (i) an unlimited number of shares of Common Stock with no par value (“Common Stock”), of which 132.48 shares are issued and outstanding;

(b)	Other than as set forth on the Schedule of Exceptions and in Note 8 of the Financial Statements, there are no outstanding options, warrants, rights (including conversion or preemptive rights and rights of first refusal), proxy or shareholder agreements, or agreements of any kind for the purchase or acquisition from the Company of any of its securities.

(c)	All issued and outstanding shares of the Company’s Common Stock (i) have been duly authorized and validly issued and are fully paid and non-assessable, and (ii) were issued in compliance with all applicable Canadian laws concerning the issuance of such securities.

(d)
The rights, preferences, privileges and restrictions of the Shares are as stated in the Articles. The consummation of the transactions contemplated hereunder will not result in any anti-dilution adjustment or other similar adjustment to any outstanding securities or instruments of the Company. When issued in compliance with the law, the provisions of this Agreement and the Articles, the Shares will be validly issued, fully paid and non-assessable, and will be free of any liens or encumbrances other than liens and encumbrances created by or imposed upon the Investor; provided, however, that the Shares may be subject to restrictions on transfer under U.S., Canadian or any applicable state or provincial securities laws as set forth herein, or as otherwise required by such laws at the time a transfer is proposed.

(e)	Exhibit 1.3 describes the capitalization of the Company immediately prior to the Closing.

3.4
Authorization. The Company has the full power and authority to execute, enter into and perform its obligations under this Agreement. The Agreement has been duly authorized by all of the necessary corporate actions, and the same constitute or will constitute (as applicable) valid and legally binding obligations of the Company, enforceable against it in accordance with their respective terms, all except as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, and any other laws of general application affecting enforcement of creditors' rights generally, and as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies.

3.5
Financial Statements. The Company has made available to the Investor its Financial Reports as of April 30, 2006 (the “Financial Statements” and the “Financial Statement Date” respectively), copies of which are attached hereto as Exhibit 3.5. The Financial Statements, together with the notes thereto, are complete and correct in all material respects, have been prepared in accordance with generally accepted accounting principles in Canada, applied on a consistent basis throughout the periods indicated, except as disclosed therein.

3.6
Liabilities. Except as set forth in the Schedule of Exceptions, the Company has no debts and, to the best of its knowledge, knows of no contingent debts, not disclosed in the financial statements, except current debts incurred in the ordinary course of business which have not been, either in any individual case or in the aggregate, materially adverse.

3.7
Agreements; Action. Except as set forth in the Schedule of Exceptions, there are no agreements, understandings, instruments, contracts, proposed transactions, judgments, orders, writs or decrees to which the Company is a party or to its knowledge by which it is bound which may involve (i) obligations (contingent or otherwise) of, or payments to, the Company in excess of $10,000, or (ii) the transfer or license of any patent, copyright, trade secret or other proprietary right to or from the Company (other than licenses arising from the purchase of “off the shelf” or other standard products).

3.8
Obligations to Related Parties. Except as set forth in the Schedule of Exceptions or the Financial Statements, there are no obligations of the Company to officers, directors, shareholders, or employees of the Company other than (a) for payment of salary for services rendered and (b) reimbursement for reasonable expenses incurred on behalf of the Company. No officer, director or shareholder, or any member of their immediate families, is, directly or indirectly, interested in any material contract with the Company (other than such contracts as relate to any such person’s ownership of shares or other securities of the Company). The Company is not a guarantor or indemnitor of any indebtedness of any other person or corporation.

3.9	Changes. Except as set forth in the Schedule of Exceptions, since the Financial Statement Date, there has not been to the Company’s knowledge:

(a)
Any change in the assets, liabilities or operations of the Company from that reflected in the Financial Statements, other than changes in the ordinary course of business, none of which individually or in the aggregate has had a material adverse effect on such assets, liabilities or operations of the Company; Since the date of the Financial statements it is expected that sales will decrease for fiscal 2007 as a result of ongoing supply issues with the Company’s major supplier for the OCT/SLO product, Newport Corporation. The Company’s payable to Newport Corporation has also increased. Both these issues have been addressed to the satisfaction of Newport and the Company in a purchase order, a draft of which is attached hereto, which deals with both supply and payable issues.

(b)	Any damage, destruction or loss whether or not covered by insurance, materially and adversely affecting the properties, business or prospects or financial condition of the Company;

(c)	Any change, except in the ordinary course of business, in the contingent obligations of the Company by way of guaranty, endorsement, indemnity, warranty or otherwise;

(d)	Any waiver by the Company of a valuable right or of a material debt owed to it;

(e)	Any direct or indirect loans by the Company to any shareholder, employee, officer or director of the Company,

(f)	Any material change in any compensation arrangement or agreement with any employee, officer, director or shareholder;

(g)	Any declaration or payment of any dividend or other distribution of the assets of the Company;

(h)	Any debt, obligation or liability incurred, assumed or guaranteed by the Company, except those for immaterial amounts and for other liabilities incurred in the ordinary course of business;

(i)	Any sale, assignment or transfer of any patent, trademarks, copyrights, trade secret or other intangible assets; or

(j)	Any change in any material agreement to which the Company is a party or by which it is bound.

3.10
Title to Properties and Assets; Liens, Etc. The Company has good and marketable title to its properties and assets, including the properties and assets reflected in the Financial Statements, and good title to its leasehold estates, in each case subject to no mortgage, pledge, lien, lease, encumbrance or charge (a “Lien”), other than (a) those resulting from taxes which have not yet become delinquent, (b) minor liens and encumbrances which do not materially detract from the value of the property subject thereto or materially impair the operations of the Company, and (c) those that have otherwise arisen in the ordinary course of business. The Company is in compliance with all material terms of each agreement to which it is a party or is otherwise bound.

3.11	Intellectual Property.

(a)
To the best of its knowledge the Company owns or possesses sufficient legal rights to all patents, trademarks, service marks, trade names, copyrights, trade secrets, licenses, information and other proprietary rights and processes necessary for its business as now conducted and as presently proposed to be conducted, without any known infringement of the rights of others. There are no outstanding options, licenses or agreements of any kind relating to the foregoing proprietary rights, nor is the Company bound by or a party to any options, licenses or agreements of any kind with respect to the patents, trademarks, service marks, trade names, copyrights, trade secrets, licenses, information and other proprietary rights and processes of any other person or entity other than such licenses or agreements arising from the purchase of “off the shelf” or standard products.

(b)	Except with respect to the Zeiss letters, which have been disclosed to the Investor, the Company has not received any communications alleging that the Company has violated by conducting its business as presently proposed, would violate any of the patents, trademarks, service marks, trade names, copyrights or trade secrets or other proprietary rights of any other person or entity, nor is the Company aware of any basis therefore.

(c)	None of the key employees of the Company (as named in Section 3.16 hereto) is obligated under any contract (including licenses, covenants or commitments of any nature) or other agreement, or subject to any judgment, decree or order of any court or administrative agency, that would interfere with their duties to the Company or that would conflict with the Company’s business as presently proposed to be conducted. Each former and current employee, officer and consultant of the Company has executed a proprietary information and inventions agreement. No former and current employee, officer or consultant of the Company has excluded works or inventions made prior to his or her employment with the Company from his or her assignment of inventions pursuant to such employee, officer or consultant’s proprietary information and inventions agreement.

3.12
Compliance with Other Instruments. The Company is not in violation or default of any term of its current Articles, or of any provision of any mortgage, indenture, contract, agreement or instrument to which it is party or by which it is bound, or of any judgment, decree, order, writ. The execution, delivery, performance of, and compliance with this Agreement, and the issuance and sale of the Shares pursuant hereto, will not, with or without the passage of time or giving of notice, result in any such violation, or be in conflict with or constitute a default under any such term, or result in the creation of any mortgage, pledge, lien, encumbrance or charge upon any of the properties or assets of the license, authorization or approval applicable to the Company, it business or operations or any of its assets or properties.

3.13
Litigation. Except as set forth in the Schedule of Exceptions, there is no action, suit, proceeding or investigation pending or, to the Company’s knowledge, currently threatened against the Company that questions the validity of this Agreement, or the right of the Company to enter into any of such agreements, or to consummate the transactions contemplated hereby or thereby, or which would reasonably be expected to result, either individually or in the aggregate, in any material adverse change in the assets, conditions, affairs or prospects of the Company, financially or otherwise, or any change in the current equity ownership of the Company, nor is the Company aware that there is any basis for any of the foregoing.

3.14
Tax Returns and Payments. The Company has filed all tax returns required to be filed by it. All taxes shown to be due and payable on such returns, any assessments imposed, and to the Company’s knowledge all other taxes due and payable by the Company on or before the Closing, have been paid or will be paid prior to the time they become delinquent. The Company has no knowledge of any liability of any tax to be imposed upon its properties or assets as of the date of this Agreement that is not adequately provided for.

3.15	Employees. The Company has no collective bargaining agreements with any of its employees.

3.16
Obligations of Key Employees. Each Key employee of the Company is currently devoting substantially all of his or her business time to the conduct of the business of the Company. The Company is not aware that any key employee of the Company is planning to work less than full time at the Company in the future. No Key Employee is currently working or, to the Company’s knowledge, plans to work for a competitive enterprise, whether or not such key employee is or will be compensated by such enterprise. The Company’s Key Employees have executed with the Company employment agreements that include a non-competition and confidentiality provisions. For the purpose of this Section, the term “Key Employee” shall refer to Richard Weitz, Gerald Weiss and Justin Pedro. Gerald Weiss is also involved in a property management company that manages amongst other, family controlled real estate. Gerald Weiss is not involved in the day to day management of the property management company.

3.17	Registration Rights and Voting Rights. The Company has not agreed to grant any registration rights, including piggyback rights, to any person or entity.

3.18
Compliance with Laws; Permits. The Company is not aware of any violation of any applicable statute, rule, regulation, order or restriction of any domestic or foreign government or any instrumentality or agency thereof in respect of the conduct of its business or the ownership of its properties which violation would materially and adversely affect the business, assets, liabilities, financial condition, operations or prospects of the Company No governmental orders, permissions, consents, approvals or authorizations are required to be obtained and no registrations or declarations are required to be filed in connection with the execution and delivery of this Agreement and the issuance of the Shares, except such as has been duly and validly obtained or filed, or with respect to any filings that must be made, or tax to be paid, after the Closing, as will be filed in a timely manner. The Company has all franchises, permits, licenses and any similar authority necessary for the conduct of its business as now being conducted by it, the lack of which could materially and adversely affect the business, properties or financial condition of the Company and believes it can obtain, without undue burden or expense, any similar authority for the conduct of its business as planned to be conducted.

3.19
Full Disclosure. The Company has provided the Investor with all information requested by the Investor in connection with its decision to purchase the Shares including all information reasonably necessary to make such investment decision. To the Company’s knowledge, neither this Agreement, the exhibits and schedules hereto nor any other document delivered by the Company to Investor or their attorneys or agents in connection herewith or therewith or with the transactions contemplated hereby or thereby, contain any untrue statement of a material fact nor, to the best of the Company’s knowledge, omit to state a material fact necessary in order to make the statements contained herein or therein not misleading

3.20	Insurance. The Company has general commercial, product liability, fire and casualty insurance, with coverage customary for companies similarly situated to the Company.

4.	Representations and Warranties of the Investor

The Investor hereby represents and warrants to the Company as follows (such representations and warranties do not lessen or obviate the representations and warranties of the Company set forth in this Agreement).

4.1
Requisite Power and Authority. Investor has all necessary power and authority under all applicable provisions of law to execute and deliver this Agreement and to carry out its provisions. All action on Investor’s part required for the lawful execution and delivery of this Agreement has been or will be effectively taken prior to the Closing. Upon its execution and delivery, this Agreement will be a valid and binding obligation of Investor, enforceable in accordance with its terms, except (a) as limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws of general application affecting enforcement of creditors’ rights, and (b) as limited by general principles of equity that restrict the availability of equitable remedies.

4.2	Investment Representations. Investor hereby represents and warrants as follows:

(a)
Investor Bears Economic Risk. Investor has substantial experience in evaluating and investing in private placement transactions of securities in companies similar to the Company so that it is capable of evaluating the merits and risks of its investment in a development-stage company and has the capacity to protect its own interests. Investor must bear the economic risk of this investment indefinitely. Investor understands that the Company has no present intention to offer to the public or register the Shares or any of its Common Stock. Investor is aware that its investment should be regarded as highly speculative and may cause it substantial or total loss of its investment.

(b)
Entirely for own Account; Accredited Investor. Investor is purchasing the Shares for investment for its account, not as nominee or agent, and not with the current view to, or for resale in connection with, any distribution thereof. It is an “accredited investor” within the meaning of (i) Rule 501 of Regulation D promulgated under the U.S. Securities Act of 1933, as amended; and (ii) National Instrument 45-106 - Prospectus and Registration Exemptions. It is able to bear the economic risks of the investment in the Company and, consequently, without limiting the generality of the foregoing, is able to hold the Shares for an indefinite period of time and has a sufficient net worth to sustain a loss of its entire investment in the Company in the event such loss should occur.

(c)
InvestorCan Protect Its Interest. Investor represents that by reason of its, or its management’s, business or financial experience, Investor has the capacity to protect its own interests in connection with the transactions contemplated in the Agreement. Further, Investor is aware of no publication of any advertisement or promotion in connection with the transactions contemplated in the Agreement.

(d)
Company Information. Investor has received and reviewed such data provided to it by the Company regarding the Company as it deemed appropriate and has had an opportunity to discuss the Company’s business, management and financial affairs with directors, officers and management of the Company and has had the opportunity to review the Company’s operations and facilities. Investor has also had the opportunity to ask questions of and receive answers from, the Company and its management regarding the terms and conditions of this investment.

(e)
No Public Market. Investor understands that the Shares that it is purchasing are characterized as “restricted securities” inasmuch as they are being acquired from the Company in a transaction not involving a public offering. Investor acknowledges that the Shares may be held indefinitely and understands that no public market now exists for any of the Shares issued by the Company and that the Company has made no assurances that a public market will ever exist for the Company’s shares.

(f)	Legend. Investor acknowledges that the certificates evidencing the Shares will bear the following legend:

“UNLESSPERMITTED UNDER SECURITIES LEGISLATION, THE HOLDER OF THIS SECURITY MUST NOT TRADE THE SECURITY BEFORE AUGUST 12, 2007.”

6. OPTION ARRANGEMENTS

6.1 For and in consideration of the Closing of the purchase and sale transaction contemplated herein, each of the Company shareholders listed on the signature page hereto hereby grant to the Investor an options (collectively, the “Options”), granting it the irrevocable right to purchase from such shareholder all of such shareholder’s right, title and interest in and to the capital stock of the Company (the “Selling Shareholders”). The Company undertakes to dedicate best efforts to procure, within four (4) weeks from the date hereof, Options from any other shareholders of the Company not executing this agreement. The aforesaid options shall extend for the greater of a period of (i) six (6) months from the date of this Agreement and (ii) three (3) months after completion of the audits described in clause (c) below and shall vest effective the date hereof, at an exercise price per share to be determined in accordance with the following formula. The exercise price per share for each option shall be payable in shares of the common stock of the Investor, par value $0.01 per share (the “eXeg Common Stock”), and shall be equal to the Aggregate Exercise Price divided by 135.88. The Aggregate Exercise Price shall be equal to a number of shares of eXeg Common Stock determined by dividing the sum of US $10 million by the eXeg Share Price. eXeg Share Price shall be equal to the average per share closing price of eXeg Common Stock for the ten (10) trading days ended on the second business day prior to the exercise of the Option; provided, however, that notwithstanding the foregoing, the eXeg Share Price shall not exceed US $3.55 nor be less than US $3.20.

The Options shall be predicated on the understanding that:

(a)
the share purchase transaction to be effected by the exercise of the Option shall be structured so as to be tax neutral to the Selling Shareholders and the Investor (which structure may include the transfer of shares through a Nova Scotia unlimited liability corporation, or such other mechanism as may be approved by the tax advisors of the parties;

(b)	the Options shall be subject to compliance with applicable law in Ontario respecting shareholders’ rights;

(c)
the Company shall dedicate its best efforts to arranging for audits to be conducted in a timely fashion respecting the Company’s fiscal years 2006 and 2007. The audits shall be prepared in accordance with generally accepted accounting principles in Canada (GAAP).

6.2  Conduct of the Company Prior to the Option Closing Date.

Unless the Investor otherwise agrees in writing and except as otherwise set forth in this Agreement, between the date of this Agreement and the closing or expiration of the Options (the “Option Closing Date”), the Company will: (i) conduct its business only in the ordinary course of business, (ii) use its reasonable efforts to keep available the services of its present officers and employees material to its business operations and (iii) use its reasonable efforts to preserve its current relationships with its customers, suppliers, distributors, licensors, officers and other key employees and other persons with which it has significant business relationships.

(a)
Between the date of this Agreement and the Option Closing Date, the Company shall confer with the Investor from time to time as reasonably requested by the Investor to discuss any material changes or developments in the operational matters of the Company.

(b)
Except as expressly provided in this Agreement, between the date of this Agreement and the Option Closing Date, the Company will not do any of the following without the prior written consent of the Investor:

(i)	create any Lien on any of its properties or assets (whether tangible or intangible),

(ii)	sell, assign, transfer, lease or otherwise dispose of or agree to sell, assign, transfer, lease or otherwise dispose of any its fixed assets or cancel any indebtedness owed to it.

(iii)	change any method of accounting or accounting practice used by it, other than such changes required by GAAP.

(iv)
issue or sell any additional shares of the capital stock of, or other equity interests in it, or securities convertible into or exchangeable for such shares or equity interests, or issue or grant any options, warrants, calls, subscription rights or other rights of any kind to acquire additional shares of such capital stock, such other equity interests or such securities.

(v)	amend the Company’s Articles.

(vi)	declare, set aside or pay any dividend or distribution with respect to any share of its capital stock or declare or effectuate a stock dividend, stock split or similar event.

(vii)	issue any note, bond, or other debt security or create, incur, assume, or guarantee any indebtedness for borrowed money or capitalized lease obligation.

(viii)	make any capital investment in, make any loan to, or acquire the securities or assets of any other person or entity.

(ix)
enter into any new or additional agreements or materially modify any existing agreements relating to the employment of any officer or any written agreements of any of its employees, except in the ordinary course of business.

(x)	make any payments outside of the ordinary course of business to any of the its officers, directors, employees or stockholders. or

(xi)	agree to take any of the actions specified in this Section 6.2.

7.	Miscellaneous

7.1
Entire Agreement. This Agreement and the Schedules and Exhibits attached hereto fully embraces the legal relationship between the Parties, and no previous agreements, memoranda of agreements, letters, negotiations, promises, consents, undertakings, representations, warranties or documents which were applied, exchanged, or signed by or between any of the Parties prior to the signing of this Agreement shall have any force or effect with respect to the subject matter hereof.

7.2
Survival. The representations, warranties, covenants and agreements made herein shall survive any investigation made by the Investor and the closing of the transactions contemplated hereby for a period of two years following the Closing. All statements as to factual matters contained in any certificate or other instrument delivered by or on behalf of the Company pursuant hereto in connection with the transactions contemplated hereby shall be deemed to be representations and warranties by the Company hereunder solely as of the date of such certificate or instrument.

7.3
Reports. Within 90 (ninety) days after the end of each quarter and fiscal year, the Company shall deliver to the Investor a cop of: (i) a balance sheet of the Company as at the end of such period, and (ii) statement of income, consolidated statements of shareholders' equity and cash flows and consolidating schedule of investment activities for purchases of property and equipment of the Company for such period, all in reasonable detail, prepared in accordance with generally accepted accounting practices in Canada, consistently applied (“GAAP”), and fairly presenting, in all material respects, the financial position of the Company on and its results of operations and cash flows, subject to changes resulting from normal year-end adjustments that will not be material in amount or effect. In the case of the annual reports, such reports shall set forth in comparative form the figures for the prior fiscal year and the corresponding figures from the consolidated plan and financial forecast for the current fiscal year described below. As soon as practicable but in any event no later than the last day of each fiscal year, the Company shall deliver to the Investor a forecast and budget for each of the next succeeding 12 (twelve) months of the consolidated balance sheet and the statements of income, cash flows and stockholders' equity of the Company together with an outline of the major assumptions upon which the forecast is based.

7.4
Successors and Assigns. The Company shall not sell, assign, transfer, or otherwise convey any of its rights or delegate any of its duties under this Agreement, except to a company which has succeeded to substantially all of the business and assets of the Company in compliance with this Agreement and has assumed in writing its obligations under this Agreement. Except as otherwise provided herein, the terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors, assigns, executors and administrators of the Parties. Nothing in this Agreement, express or implied, is intended to confer upon any party other than the Parties or their respective successors and permitted assigns any rights, obligations, or liabilities under or by reason of this Agreement.

7.5	Governing Law; Jurisdiction. This Agreement shall be governed by and construed according to the laws of the State of Florida, without regard to the conflict of laws provisions thereof.

7.6
Severability. If one or more provisions of this Agreement is held to be illegal, invalid or unenforceable under applicable law, such provision shall be excluded from this Agreement, and the balance of the Agreement shall be interpreted as if such provision were so excluded and shall be enforceable in accordance with its terms; provided, however, that in such event this Agreement shall be interpreted so as to give effect, to the greatest extent consistent with and permitted by applicable law, to the meaning and intention of the excluded provision as determined by such court of competent jurisdiction.

7.7
Amendment and Waiver. The failure of any Party at any time or times to require performance of any provision hereof or to enforce any right with respect thereto, shall in no manner affect the right of such Party at a later time to enforce the same and shall in no way be construed to be a waiver of such provision or right. Any term of this Agreement may be amended only with the written consent of the Company and the Investor.

7.8
Delays or Omissions. It is agreed that no delay or omission to exercise any right, power or remedy accruing to any party, upon any breach, default or non-compliance by another party under this Agreement, or the Articles, shall impair any such right, power or remedy, nor shall it be construed to be a waiver of any such breach, default or non-compliance, or any acquiescence therein, or of or in any similar breach, default or non-compliance thereafter occurring. It is further agreed that any waiver, permit, consent or approval of any kind or character on the Investor’s part of any breach, default, or non-compliance under this Agreement, or under the Articles or any waiver on such party’s part of any provisions or conditions of the Agreement or Articles must be in writing and shall be effective only to the extent specifically set forth in such writing. All remedies, either under this Agreement, the Articles, by law, or otherwise afforded to any party, shall be cumulative and not alternative.

7.9
Notices. All notices required or permitted hereunder shall be in writing and shall be deemed effectively given: (a) upon personal delivery to the party to be notified, (b) when sent by confirmed telex or facsimile if sent during normal business hours of the recipient, if not, then on the next business day, (c) three (3) business days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (d) one (1) business day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt. All communications shall be sent to the Company and to the Investor at their respective addresses as set forth on the signature page hereof or at such other address as the Company or Investor may designate by written notice to the other parties hereto.

7.10
Expenses. The Company shall pay all costs and expenses that it incurs with respect to the negotiation, execution, delivery and performance of the Agreement, including the reasonable fees and disbursements of counsel to the Investor, which fees and disbursements shall not exceed $40,000.

7.11	Titles and Subtitles. The titles of the sections and subsections of the Agreement are for convenience of reference only and are not to be considered in construing this Agreement.

7.12
Counterparts and Facsimile Signature. This Agreement may be executed in any number of counterparts and by means of facsimile signature, each of which shall be an original, but all of which together shall constitute one instrument.

7.13
Confidentiality. The parties hereto agree that, except with the prior written consent of the Company, it shall at all times keep confidential and not divulge, furnish or make accessible to anyone any confidential information, knowledge or data concerning or relating to the business or financial affairs of the Company to which the Investor has been or shall become privy by reason of this Agreement, discussions or negotiations relating to this Agreement, the performance of its obligations hereunder or the ownership of the Shares purchased hereunder. The provisions of this Section shall be in addition to, and not in substitution for, the provisions of any separate non-disclosure agreement which may have been executed by the parties hereto.

7.14
Pronouns. All pronouns contained herein, and any variations thereof, shall be deemed to refer to the masculine, feminine or neutral, singular or plural, as to the identity of the parties hereto may require.

7.15
Further Assurances. From time to time after the Closing Date, each party shall, at the request of the other party, execute and deliver such additional conveyances, transfers and other assurances as may be reasonably required to effectively transfer the Shares to the Investor and the adjustments provided for in subsection 1.4 hereof and otherwise to carry out the intent of this Agreement.

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In Witness Whereof, the parties have executed this Share Purchase Agreement as of the date set forth in the first paragraph hereof.

Ophthalmic Technologies Inc. By: _______________________________ Name: _____________________________ Address: 37 Kodiak Crescent, Unit 16 Toronto, Ontario M3J 3E5 CANADA Fax: (416) 631-6932	Exegenics Inc. By: _______________________________ Name: _____________________________ Address: Fax:

The following constitute the Selling Shareholders referenced in Article 6 hereof and, by their execution below, agree to the provisions of Article 6.

1161983 ONTARIO LIMITED
Per:
Name:
Title:

GRALL CORPORATION LIMITED
Per:
Name:
Title:

Witness Name:	Rishard Weitz

Witness Name:	Carolyn Weiss

Witness Name:	Gerald Weiss